Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 28, 2023

Nasdaq, Inc.

151 West 42nd Street

New York, NY 10036

Ladies and Gentlemen:

We have acted as special counsel to Nasdaq, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of 5.650% senior notes due 2025 (the “2025 Notes”), $1,000,000,000 aggregate principal amount of 5.350% senior notes due 2028 (the “2028 Notes”), $1,250,000,000 aggregate principal amount of 5.550% senior notes due 2034 (the “2034 Notes”), $750,000,000 aggregate principal amount of 5.950% senior notes due 2053 (the “2053 Notes”) and $750,000,000 aggregate principal amount of 6.100% senior notes due 2063 (the “2063 Notes”, and together with the 2025 Notes, 2028 Notes, 2034 Notes and 2053 Notes, the “Notes”). The Notes were sold pursuant to an Underwriting Agreement, dated June 22, 2023, among Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), and the Company. The Notes were issued pursuant to the Prospectus Supplement, dated June 22, 2023 (the “Prospectus Supplement”) and filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 26, 2023, and the Prospectus, dated April 30, 2021, that forms a part of the Company’s registration statement on Form S-3 (File No. 333-255666), filed with the SEC on April 30, 2021 (the “Registration Statement”) and which automatically became effective under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”), upon filing pursuant to Rule 462(e) promulgated thereunder. The Notes were issued under the Indenture, dated as of June 7, 2013 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (“Wells Fargo”), as supplemented by (i) with respect to the 2025 Notes, the Fourteenth Supplemental Indenture (the “Fourteenth Supplemental Indenture”), dated June 28, 2023, by and between the Company and Computershare Trust Company, N.A (in its capacity as successor trustee to Wells Fargo, the “Trustee”), (ii) with respect to the 2028 Notes, the Fifteenth Supplemental Indenture (the “Fifteenth Supplemental Indenture”), dated June 28, 2023, by and between the Company and the Trustee, (iii) with respect to the 2034 Notes, the Sixteenth Supplemental Indenture (the “Sixteenth Supplemental Indenture”), dated June 28, 2023, by and between the Company and the Trustee, (iv) with respect to the 2053 Notes, the Seventeenth Supplemental Indenture (the “Seventeenth Supplemental Indenture”), dated June 28, 2023, by and between the Company and the Trustee and (v) with respect to the 2063 Notes, the Eighteenth Supplemental Indenture (the “Eighteenth Supplemental Indenture”, and together with the Fourteenth Supplemental Indenture, Fifteenth Supplemental Indenture, Sixteenth Supplemental Indenture, Seventeenth Supplemental Indenture and Eighteenth Supplemental Indenture, the “Supplemental Indentures” and, together with the Base Indenture, the “Indentures”), between the Company and the Trustee. The Supplemental Indentures, which include the form of the applicable series of Notes, are filed as exhibits to the Company’s Current Report on Form 8-K dated the date hereof (the “Form 8-K”).

In rendering this opinion, we have examined and relied on the Registration Statement, the Indentures, the form of the Notes and such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) each natural person signing any document reviewed by us had the legal capacity to do so, (d) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (f) that all Notes will be issued and sold in compliance with

June 28, 2023

applicable federal and state securities laws, including applicable provisions of “blue sky” laws, and in the manner stated in the Registration Statement and the Prospectus Supplement and (g) the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein. We have also, with your consent, assumed that the execution, delivery and performance of the Indentures, the Notes and the Underwriting Agreement (collectively, the “Transaction Documents”) will not (i) violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any party to such documents (other than the Company) or the laws of the jurisdictions of organization or other applicable laws with respect to such parties, (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over any party to such documents or any of their respective assets or (iii) constitute a breach or violation of any agreement or instrument that is binding on any party to the Transaction Documents. We have also, with your consent, assumed that each party to the Transaction Documents (in the case of parties that are not natural persons) (other than the Company) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder and that each of the Transaction Documents (other than, with respect to the Company, the Notes) constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms as to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes, when authenticated by the Trustee in the manner provided in the Indentures and issued and delivered against payment of the purchase price therefor, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration or (vi) limit the waiver of rights under usury laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or the Indentures. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This letter is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

June 28, 2023

We are members of the bar of the State of New York. This opinion is limited to the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), in each case as of the date hereof (the “Relevant Laws”). We express no opinion as to the laws of any jurisdiction other than the Relevant Laws that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Transaction Documents or the transactions governed by the Transaction Documents. Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of copies of this opinion as an exhibit to the Form 8-K, and to the references therein and in the Prospectus Supplement under the caption “Legal Matters” to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz